EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Atrix Laboratories, Inc. of our report dated September 15, 2004 relating to the financial statements and financial statement schedule of the Atrix Laboratories, Inc. 401(k) Savings and Retirement Plan, which appears in this Form 11-K.

/s/ Ehrhardt Keefe Steiner & Hottman PC

October 5, 2004
Denver, Colorado